Exhibit 10.25

Non-Executive Directors Compensation Policy

Effective January 2016, under our Director Compensation Policy, each of our non- employee directors will receive compensation, as follows:

Non-Employee Directors Compensation	Annual Retainer Fee

Annual Retainer for Non-Employee Directors

Annual Retainer	$50,000

Additional Retainer for Non-Employee Directors Chair of Committees

- Chairman of the Board	$30,000
- Audit Committee Chair	$20,000
- Compensation Committee Chair	$15,000
- Nominating and Corporate Governance Chair	$10,000
- Strategy and Corporate Development Chair	$15,000

Additional Retainer for Non-Employee Directors who are Members on Committees

- Audit Committee Member	$10,800
- Compensation Committee Member	$7,500
- Nominating and Corporate Governance Member	$5,000
- Strategy and Corporate Development Member	$7,500

Non-employee directors will receive their compensation in quarterly installments. In addition, expenses incurred in attending Board of Directors and committee meetings will be fully reimbursed.

In addition, subject to approval of the Board of Directors, each non-employee director receives (i) upon initial election to the Board of Directors, a non-statutory stock option for the purchase of 30,000 shares of our common stock which vests immediately upon election (“Initial Grant”) and (ii) an annual non-statutory stock option grant (“Annual Grant”) for the purchase of 30,000 shares of our common stock under our 2015 Stock Incentive Plan, which vests as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter, subject to such director’s continued service. Notwithstanding anything herein to the contrary, the first Annual Grant shall be made to all current non-employee directors automatically upon approval of this policy by the Board of Directors. Each Initial Grant and Annual Grant shall: (i) be granted pursuant to our 2015 Stock Incentive Plan or any successor plan, (ii) have an exercise price equal to the closing price of our common stock on the Nasdaq Stock Market on the date of grant, (iii) have a term of ten years, and (iv) be subject to such other terms and conditions as shall be set forth in a nonqualified stock option agreement in a form approved from time to time by the Board of Directors.

We do not compensate directors who are also our officers or employees for service as a director.

Adopted Board of Directors January 23, 2016